                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant                              [X]
Filed by a Party other than the Registrant           [_]

Check the appropriate box:
[_]    Preliminary Proxy Statement
[X]    Definitive Proxy Statement
[_]    Definitive Additional Materials
[_]    Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            Wild Oats Markets, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

[LOGO]


                            WILD OATS MARKETS, INC.
                               3375 MITCHELL LANE
                               BOULDER, CO 80301

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 5, 1999

TO THE STOCKHOLDERS OF WILD OATS MARKETS, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of WILD OATS MARKETS, INC., a Delaware corporation (the "Company"), will be held on Wednesday, May 5, 1999 at 1:00 p.m. local time at the Boulder Public Library Auditorium, 1000 Canyon Boulevard, Boulder, Colorado for the following purposes:

1. To elect three directors to hold office until the Annual Meeting of Stockholders in the year 2002.

2. To ratify the selection of PriceWaterhouseCoopers LLP as independent accountants of the Company for its fiscal year ending January 1, 2000.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on March 8, 1999, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                   By Order of the Board of Directors

                                   /s/ Elizabeth C. Cook
                                   ----------------------------
                                   Elizabeth C. Cook
                                   Secretary

Boulder, Colorado
March 11, 1999

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING.
PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

INVESTORS MAY REQUEST ADDITIONAL INFORMATION REGARDING WILD OATS MARKETS, INC., INCLUDING A COPY OF THE FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, FREE OF CHARGE. PLEASE ADDRESS YOUR REQUEST TO: INVESTOR RELATIONS, WILD OATS MARKETS, INC., 3375 MITCHELL LANE, BOULDER, COLORADO 80301.

                            WILD OATS MARKETS, INC.
                              3375 MITCHELL LANE
                               BOULDER, CO 80301

                                PROXY STATEMENT

                INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of WILD OATS MARKETS, INC., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on May 5, 1999 at 1:00 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Boulder Public Library Auditorium, 1000 Canyon Boulevard, Boulder, Colorado. The Company intends to mail this proxy statement and accompanying proxy card on or about April 1, 1999, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of the $.001 par value common stock (the "Common Stock") beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of Common Stock at the close of business on March 8, 1999 will be entitled to notice of, and to vote at the Annual Meeting. At the close of business on March 8, 1999 the Company had outstanding and entitled to vote 13,113,094 shares of Common Stock.

     Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

     In 1999 stockholders of record may vote by a mail-in proxy or by telephonic means. Telephonic votes may be cast through 12:00 p.m. on May 4, 1999. Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, Wild Oats Markets, Inc., 3375 Mitchell Lane, Boulder, Colorado 80301, a written notice of revocation or a duly executed proxy bearing a later date or by a telephonic vote received at a later date. The proxy may also be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

     The Company intends to hold its 2000 Annual Meeting on or around May 1, 2000. Thus, proposals of stockholders that are intended to be presented at the Company's 2000 Annual Meeting of Stockholders must be received by the Company not later than November 13, 1999 in order to be included in the proxy statement and proxy relating to that Annual Meeting.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's Amended and Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled by persons elected by a majority of the remaining directors. A director appointed by the Board to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

     During 1998, the size of the Board was increased from seven to nine members and one director was appointed to fill one of the open positions. The Board of Directors is presently composed of eight members. There are three directors in the class whose term of office expires in 1999. Each of the nominees for election to this class is currently a director of the Company. If elected at the Annual Meeting, each of the nominees would serve until the 2002 annual meeting and until his or her successor is elected and has qualified, or until such director's earlier death, resignation or removal. Certain shareholders have entered into an Amended and Restated Stockholders Agreement under which they have agreed under certain circumstances to vote their shares for the election of the nominee of Chase Venture Capital Associates, L.P. ("Chase") to the Board. Mr. Ferguson is the nominee of Chase.

     Directors are elected by a plurality of the votes in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

The names of the current directors of the Company, including the nominees for election, and certain information about them are set forth below:


                                          PRINCIPAL OCCUPATION/
               NAME                  AGE  POSITION HELD WITH THE COMPANY

John A. Shields....................   55  Chairman of the Board and Chairman of
                                          Homeland Stores, Inc.

David M. Chamberlain...............   55  Vice Chairman of the Board, Vice
                                          Chairman of L. Kee & Co., Inc. and
                                          Chairman of Genesco, Inc.

Elizabeth C. Cook..................   39  Executive Vice President of the
                                          Company

Brian K. Devine....................   57  Chairman, President and Chief
                                          Executive Officer of Petco Animal
                                          Supplies, Inc.

David L. Ferguson..................   43  General Partner of Chase Capital
                                          Partners

Michael C. Gilliland...............   40  Chief Executive Officer of the Company

James B. McElwee...................   46  General Partner of Weston Presidio
                                          Capital

Morris J. Siegel...................   49  Chairman of the Board of Celestial
                                          Seasonings, Inc.


NOMINEES FOR ELECTION FOR A THREE YEAR TERM EXPIRING AT THE 2002 ANNUAL MEETING

     Elizabeth C. Cook co-founded the Company, is currently Executive Vice President, was the General Counsel from October 1987 to December 1996, and has been Secretary and a Director of the Company since its inception in October 1987. Prior to that, from 1983 to 1987, Ms. Cook was tax counsel on staff with the Atlantic Richfield Company.

     David L. Ferguson has been a Director of the Company since November 1994 and has been a general partner of Chase Capital Partners (the general partner of Chase) since 1989. Prior to joining Chase Capital Partners, he was a member of the mergers and acquisitions groups of Prudential Securities, Inc. from 1987 to 1989 and Bankers Trust New York Corporation from 1985 to 1987. Mr. Ferguson currently serves as a director of Guitar Center, Inc. and Restoration Hardware.

     James B. McElwee has been a Director of the Company since July 1993. Since November 1992, Mr. McElwee has been a general partner of Weston Presidio Capital (the general partner of Weston Presidio Offshore Capital C.V. "Weston"). From July 1979 until November 1992, he was Senior Vice President and a Managing Director of the Security Pacific Venture Capital Group.


                       THE BOARD OF DIRECTORS RECOMMENDS
                    A VOTE IN FAVOR OF EACH NAMED NOMINEE.

         DIRECTORS CONTINUING IN OFFICE UNTIL THE 2000 ANNUAL MEETING

     Michael C. Gilliland co-founded the Company and has been the Chief Executive Officer and a Director of the Company since its inception in October 1987. Mr. Gilliland also served as its President and Chairman of the Board from inception until July 1996. Prior to forming the Company in 1987, Mr. Gilliland was involved in several entrepreneurial ventures.

     David M. Chamberlain has been the Vice-Chairman of the Board of the Company since July 1996 and a Director of the Company since July 1994. Mr. Chamberlain is currently Vice Chairman of L. Kee & Co., Inc., a home textiles company. Mr. Chamberlain held the positions of President and CEO of Genesco, Inc., a shoe wholesaler/retailer company, from October 1994 through January 1997, and is currently its Chairman of the Board. From May 1993 to October 1994, Mr. Chamberlain was a principal of Consumer Focus Partners, a private investment firm. Prior to that, from October 1983 until May 1994, he was with Shaklee Corp., a nutritional products company, serving most recently as Chairman.

     DIRECTORS CONTINUING IN OFFICE UNTIL THE 2001 ANNUAL MEETING

     John A. Shields has been Chairman of the Board of the Company since July 1996. Mr. Shields was a member of the Board of Directors of Alfalfa's, Inc. from June 1995 to July 1996. He has been Chairman of the Board of Homeland Stores, Inc. since October 1997. From January 1994 through December 1997, he was Chairman of the Board of Delray Farms Markets, a chain of produce, meat and deli markets. From 1983 until 1993, Mr. Shields was President and Chief Executive Officer of First National Supermarkets. He is currently a director of DIY Home Warehouse, Inc., Homeland Stores, Inc., Delray Farms Markets Inc. and Shore Bank and Trust Company.

     Brian K. Devine has been a Director of the Company since October 1997. Mr. Devine is Chairman, President and Chief Executive Officer of Petco Animal Supplies, Inc., and has been with Petco since August 1990. Prior to joining Petco, Mr. Devine was President of Krause's Sofa Factory, a furniture retailer and manufacturer, from 1988 to 1989. From 1970 to 1988, Mr. Devine held several positions with Toys "R" Us, including Senior Vice President, Director of Stores. Currently, Mr. Devine serves as Director of National Retail Federation and serves on Georgetown University's College Board of Advisors.

     Morris J. Siegel has been a Director of the Company since October 1998. Mr. Siegel is Chairman of the Board of Celestial Seasonings, Inc. In 1970 Mr. Siegel founded Celestial Seasonings, Inc., and was President and Chairman of the Board until 1986. From 1986 until 1991 Mr. Siegel was involved in private investments and not-for-profit activities. He served as Chief Executive Officer of Celestial Seasonings from 1991 to 1997 and has served as a director since 1988 and as Chairman of the Board since 1991. He also serves on the Board of Corporate Express, Inc. and is a director for various non-public and not-for profit corporations and organizations.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended January 2, 1999 the Board of Directors held 7 meetings (including 3 telephonic meetings). The Board has an Audit Committee and a Compensation Committee. The Audit Committee held 3 meetings and the Compensation Committee held 4 meetings during the fiscal year ended January 2, 1999.

     The Audit Committee consists of David L. Ferguson, John A. Shields and Morris J. Siegel who joined the Audit Committee in February 1999. The Audit Committee makes recommendations to the Board regarding the selection of independent accountants, reviews the results and scope of the audit and other services provided by the Company's independent certified public accountants and reviews the Company's financial statement for each quarterly period.

     The Compensation Committee consists of David M. Chamberlain, Brian K. Devine, and James B. McElwee. The Compensation Committee administers the Company's compensation program and makes recommendations to the Board concerning salaries and incentive compensation for employees and consultants of the Company. See "Executive Compensation - Report of The Compensation Committee".

     During the fiscal year ended January 2, 1999, all directors attended at least 75% of the meetings of the Board and each committee of the Board on which the directors served.

                                  PROPOSAL 2

             RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected PriceWaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending January 1, 2000 and has further directed that management submit the selection of independent accountants for ratification by the stockholders at the Annual Meeting. PriceWaterhouseCoopers LLP has audited the Company's financial statements since 1991. Representatives of PriceWaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of PriceWaterhouseCoopers LLP as the Company's independent accountants is not required by the Company's By-laws or otherwise. However, the Board is submitting the selection of PriceWaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PriceWaterhouseCoopers LLP.

                       THE BOARD OF DIRECTORS RECOMMENDS
                        A VOTE IN FAVOR OF PROPOSAL 2.

                             SECURITY OWNERSHIP OF
                   CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of March 8, 1999 by: (i) each nominee for director; (ii) the executive officers named in the Summary Compensation Table;
(iii) each director; (iv) all executive officers and directors of the Company as a group; and (v) all those known by the Company to be beneficial owners of more than five percent of its Common Stock. All share amounts have been adjusted for a 3-for-2 split of the Common Stock in January 1998.

                                                                                 NUMBER
                                                                               OF SHARES                PERCENT
                                                                              BENEFICIALLY            BENEFICIALLY
NAME OF BENEFICIAL OWNER                                                        OWNED (1)             OWNED (%)(2)
------------------------                                                      ------------          ---------------
Michael C. Gilliland (3).........................................              2,054,758                  15.67
Wild Oats Markets, Inc.
3375 Mitchell Lane
Boulder, CO  80301

Elizabeth C. Cook (4)............................................              2,054,758                  15.67
Wild Oats Markets, Inc.
3375 Mitchell Lane
Boulder, CO  80301

Chase Capital Partners (5).......................................              1,867,885                  14.24
380 Madison Avenue, 12th Floor
New York, NY  10017

David L. Ferguson (5)............................................              1,890,348                  14.42

James B. McElwee (6).............................................                 11,473                   *

John A. Shields (7)..............................................                 78,237                   *

David M. Chamberlain (8).........................................                 49,918                   *

Brian K. Devine (9)..............................................                  9,214                   *

Morris J. Siegel (10)............................................                  2,717                   *

James W. Lee (11)................................................                 47,620                   *

Mary Beth Lewis (12).............................................                 19,712                   *

Ronald J. Feldman (13)...........................................                  2,305                   *

All executive officers and directors as a group (14 persons) (14)              4,174,355                  31.83

_________________________

*   Less than one percent.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days of March 8, 1999, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Percentage of ownership is based on 13,113,094 shares of Common Stock outstanding as of March 8, 1999.

(3) Consists of 597,349 shares held by Mr. Gilliland, 44,022 shares subject to stock options that are exercisable within 60 days of March 8, 1999, 597,349 shares held by Elizabeth C. Cook, Mr. Gilliland's spouse, 6,210 shares held jointly by Mr. Gilliland and Ms. Cook, 9,750 shares held by the Michael C. Gilliland 1997 Charitable Remainder Trust, 9,750 shares held by the Elizabeth C. Cook 1997 Charitable Remainder Trust, 25,454 shares held by the Wild Oats Community Foundation, 10,290 shares held by the Ian Patrick Gilliland 1993 Trust, 744,294 shares held by the Gilliland/Cook Family Investments, L.P. and 10,290 shares held by the Stella Elizabeth Gilliland 1993 Trust. Mr. Gilliland disclaims beneficial ownership to the 800,078 shares held by the trusts (other than the Michael C. Gilliland 1997 Charitable Remainder Trust) and Foundation.

(4)  Consists of 597,349 shares held by Ms. Cook, 597,349 shares held by Michael
     C. Gilliland, Ms. Cook's spouse, 44,022 shares subject to stock options that are exercisable within 60 days of March 8, 1999 held by Mr. Gilliland, 6,210 shares held jointly by Ms. Cook and Mr. Gilliland, 9,750 shares held by the Michael C. Gilliland 1997 Charitable Remainder Trust, 9,750 shares held by the Elizabeth C. Cook 1997 Charitable Remainder Trust, 25,454 shares held by the Wild Oats Community Foundation, 10,290 shares held by the Ian Patrick Gilliland 1993 Trust, 744,294 shares held by the Gilliland/Cook Family Investments, L.P. and 10,290 shares held by the Stella Elizabeth Gilliland 1993 Trust. Ms. Cook disclaims beneficial ownership of the 800,078 shares held by the trusts (other than the Elizabeth C. Cook 1997 Charitable Remainder Trust) and Foundation.

(5) Consists of 1,867,885 shares held of record by Chase Venture Capital Associates, L.P., a California limited partner ("CVCA"), 12,000 shares held by Mr. Ferguson and 10,463 shares subject to stock options that are exercisable within 60 days of March 8, 1999 held by Mr. Ferguson. The general partner of CVCA is Chase Capital Partners, a New York general partner ("CCP"), of which Mr. Ferguson is one of several general partners. Mr. Ferguson disclaims beneficial ownership of the shares owned by CVCA except to the extent of his pecuniary interests therein arising from his general partnership interest therein. Certain stockholders have entered into a Stockholders Agreement under which they have agreed, in certain circumstances, to vote for the nominee of Chase for election to the Board. See "Certain Transactions." Chase disclaims beneficial ownership of the shares voted in favor of its nominee, David Ferguson.

(6) Consists of 1,010 shares and 10,463 shares subject to stock options that are exercisable within 60 days of March 8, 1999, held by Mr. McElwee.

(7) Consists of 48,795 shares and 29,442 shares subject to stock options that are exercisable within 60 days of March 8, 1999 held by Mr. Shields.

(8) Consists of 20,428 shares held by Mr. Chamberlain, 900 shares held by Mr. Chamberlain as custodian for Pamela Chamberlain, 900 shares held by Mr. Chamberlain as custodian for Kathryn Chamberlain and 27,690 shares subject to stock options that are exercisable within 60 days of March 8, 1999.

(9) Consists of 9,214 shares subject to stock options that are exercisable within 60 days of March 8, 1999 held by Mr. Devine.

(10) Consists of 2,717 shares subject to stock options that are exercisable within 60 days of March 8, 1999 held by Mr. Siegel.

(11) Consists of 1,473 shares and 46,147 shares subject to stock options that are exercisable within 60 days of March 8, 1999 held by Mr. Lee.

(12) Consists of 1,208 shares and 18,504 shares subject to stock options exercisable within 60 days of March 8, 1999 held by Ms. Lewis.

(13) Consists of 505 shares and 1,800 shares subject to stock options that are exercisable within 60 days of March 8, 1999 held by Mr. Feldman.

(14) Includes shares included pursuant to Notes 3 through 13, and includes 1,005 shares held in the aggregate by Freya R. Brier and John E. Lauderbach and 7,048 shares subject to stock options that are exercisable within 60 days of March 8, 1999 held by certain officers.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

          Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. All such reports required to be filed during the fiscal year ended January 2, 1999, were timely filed.

                            EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the Executive Officers of the Company as of March 8, 1999:

            NAME               AGE   POSITION
            ----               ---   --------
Michael C. Gilliland (1)...... 40    Chief Executive Officer

James W. Lee.................. 48    President and Chief Operating Officer

Elizabeth C. Cook (1)......... 39    Executive Vice President and Secretary

Mary Beth Lewis............... 41    Vice President of Finance, Treasurer and
                                     Chief Financial Officer

Freya R. Brier................ 41    Vice President of Legal and General Counsel

Ronald J. Feldman............. 51    Vice President of Real Estate

John E. Lauderbach............ 48    Vice President of Information Technology

Peter F. Williams............. 41    Vice President of Human Resources and
                                     Marketing

________________________
(1) Mr. Gilliland and Ms. Cook are husband and wife. See Directors Continuing in Office Until 2000, and Proposal 1 - Election of Directors for the biographies of Mr. Gilliland and Ms. Cook respectively.

     James W. Lee joined the Company as its Chief Operating Officer in September 1996, and was appointed as President in February 1997. Mr. Lee was with Ralphs Grocery Company ("Ralphs") from 1988 to September 1996, most recently as Group Vice President, Store Operations Central Division from February 1993 to September 1996.

     Mary Beth Lewis joined the Company as Chief Financial Officer and Treasurer in September 1992 and has been Vice President of Finance since July 1997. From August 1986 until August 1992, Ms. Lewis worked for PriceWaterhouseCoopers LLP, most recently as an audit manager.

     Freya R. Brier joined the Company as General Counsel in December 1996 and has been Vice President of Legal since July 1997. Ms. Brier was Corporate Counsel for Synergen, Inc. from January 1993 through January 1995, and a legal consultant to Amgen, Inc. from February 1995 to November 1996. Prior to joining Synergen, Ms. Brier was a partner with the Denver law firm of Holme Roberts & Owen LLP.

     Ronald J. Feldman joined the Company as Vice President of Real Estate in October 1997. From 1994 to September 1997, Mr. Feldman was Vice President of Real Estate Development for Quizno's Corporation. From 1991 to 1994, Mr. Feldman was Vice President, Restaurant Services of Retail One.

     John E. Lauderbach joined the Company as Vice President of Information Technology in August 1997. From 1974 to 1997, Mr. Lauderbach was with Wolohan Lumber Co., serving most recently as Director of Management Information Systems from 1992 to July 1997.

     Peter F. Williams joined the Company as Vice President of Human Resources in May 1997 and assumed responsibility as Vice President of Marketing in January 1999. Prior to joining the Company, Mr. Williams was with Boston Chicken, Inc., serving most recently as Senior Director of Human Resources from 1993 to April 1997.

COMPENSATION OF DIRECTORS

     Each of the Company's non-employee directors is entitled to be reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at each regular or special meeting of the Board of Directors, and receives $2,000 per meeting attended by such director. No compensation was given in 1998 for telephonic meetings. Commencing in 1999, directors will receive $500 for participation in telephonic meetings, which may be paid, at the election of the directors, in stock options. John A. Shields, Chairman of the Board, receives $1,000 per month as additional compensation for his participation on the Board. In October 1998 the directors agreed to accept stock options to purchase the Company's common stock in lieu of the cash payments. Mr. Shields also agreed to accept stock options in lieu of the $1,000 per month cash compensation for his participation on the Board. Options are granted at the current market value on the day of the grant, less a 15% discount and the shares vest immediately.

     For their participation on the Board in fiscal 1998, the Compensation Committee approved the following grants of non-qualified options exercisable for shares of the Common Stock under the Plan: Mr. Shields - 2,000 shares, Mr. Chamberlain - 2,000 shares, Mr. Ferguson - 2,000 shares, Mr. McElwee - 2,000 shares, Mr. Siegel - 10,000 shares and Mr. Devine - 2,000 shares. In 1998 certain directors received the following grants of non-qualified options exercisable for shares of common stock for participating in Board meetings: Mr. Shields - 1,066 shares, Mr. Chamberlain - 533 shares, Mr. Ferguson - 533 shares, Mr. McElwee - 533 shares, Mr. Siegel - 533 shares and Mr. Devine - 533 shares.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth, for the fiscal year ended January 2, 1999, certain compensation, including salary, bonuses, stock options and certain other compensation, awarded or paid to, or earned by, the Company's Chief Executive Officer and its four other most highly compensated executive officers whose salary and bonus exceeded $100,000 (the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                              ANNUAL COMPENSATION      COMPENSATION
                                              -------------------      ------------

                                                                        SECURITIES          ALL OTHER
                                                                        UNDERLYING         COMPENSATION
NAME AND PRINCIPAL POSITION         YEAR   SALARY ($)  BONUS ($)(1)    OPTIONS (#)(2)         ($)(3)
---------------------------         ----   ----------  ------------   ---------------        -------
Michael C. Gilliland                1998    250,000    125,000                  -0-            4,207
  Chief Executive Officer           1997    263,030        -0-               52,957            4,782
                                    1996    151,922        -0-               39,905            3,760

James W. Lee (4)                    1998    235,000    100,000               60,000            4,610
  President and Chief Operating     1997    256,796     60,000               35,490            3,117
   Officer                          1996     51,687     25,000               45,225            1,298

Elizabeth C. Cook                   1998    150,400        -0-                  -0-            3,760
  Executive Vice President  and     1997    182,521        -0-                  -0-            1,130
   Secretary                        1996    152,922        -0-                  -0-            3,616

Mary Beth Lewis                     1998    150,000     45,000               50,000            3,750
  Vice President of Finance,        1997    131,653     20,000               35,195            2,804
   Treasurer and Chief Financial    1996    106,431                          18,623              976
   Officer

Ronald J. Feldman (5)               1998    110,000     34,000                5,000            2,750
  Vice President of Real Estate     1997     24,578        -0-                6,000              -0-

__________________

(1) Includes bonuses paid in fiscal 1999 for fiscal 1998 performance.

(2) Adjusted for a 3-for-2 stock split in January 1998.

(3) Represents the Company's matching contribution to the Named Executive's account under the Company's 401(k) plan.

(4) Mr. Lee joined the Company in September 1996, and so has a partial year of reportable compensation for 1996.

(5) Mr. Feldman joined the Company in October 1997, and so has a partial year of reportable compensation for 1997 and no reportable compensation in 1996.


                            OPTION GRANTS FOR 1998

    The following table sets forth for the Named Executive Officers certain information regarding options granted for the fiscal year ended January 2, 1999:

                                NUMBER OF        PERCENT OF                                     POTENTIAL REALIZABLE VALUE
                                SECURITIES      TOTAL OPTIONS                                               AT
                                UNDERLYING       GRANTED TO                                       ASSUMED ANNUAL RATES OF
                                 OPTIONS          EMPLOYEES           EXERCISE                   STOCK PRICE APPRECIATION
                                 GRANTED           IN 1998             PRICE         EXPIRATION     FOR OPTION TERM (4)
                                                                                                    -------------------
NAME                               (#)(1)          (%)(2)(3)         ($/SHARE)          DATE        5% ($)       10% ($)
----                            ----------      -------------        ---------       ---------  --------------------------
Michael C. Gilliland.......           --              --                  --               --            --            --

James W. Lee...............       60,000              15               25.75           2/9/09       971,642     2,462,400
Elizabeth C. Cook..........           --              --                  --               --            --            --
Mary Beth Lewis............       50,000              13               25.75           2/9/09       809,500     2,052,000
Ronald J. Feldman..........        5,000               1               25.75           2/9/09        80,950       205,200

(1) Includes grants made in the first quarter of 1999 for fiscal 1998 performance.
(2) Based on options for 393,556 shares of Common Stock granted to employees for fiscal 1998.
(3) Aggregate percentage based on all options granted to the named individual for fiscal 1998.
(4) The potential realizable value is based on the term of the option at its time of grant (10 years in the case of these options). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price. The percentage rates of appreciation shown are for disclosure purposes only, and may not reflect actual stock performance.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

     The following table sets forth for the Named Executive Officers the fiscal year-end number and value of unexercised options and options exercised during the fiscal year by the Named Executive Officers.

                                                                    NUMBER OF UNEXERCISED      VALUE OF UNEXERCISED
                                                                          OPTIONS AT         IN-THE-MONEY OPTIONS AT
                             NUMBER OF SHARES                          JANUARY 2, 1999         JANUARY 2, 1999 ($)
                               ACQUIRED ON      AGGREGATED VALUE         EXERCISABLE/              EXERCISABLE/
NAME                             EXERCISE        REALIZED ($)(1)        UNEXERCISABLE           UNEXERCISABLE (2)
----                             --------        ---------------        -------------           -----------------
Michael C. Gilliland.......             0                  0            37,625/55,237            675,647/990,258
James W. Lee...............             0                  0            40,623/40,092            798,937/775,095
Elizabeth C. Cook..........            --                 --                       --                         --
Mary Beth Lewis............        25,696            686,983            12,687/38,048            258,398/769,445
Ronald J. Feldman..........             0                  0              1,500/4,500              16,005/48,015


(1) Based on the difference between the option exercise price and the closing price of the Common Stock as reported on the NASDAQ Stock Market on the date of the exercise, multiplied by the number of shares to which the exercise relates.

(2) Based on the fair market value of the Common Stock as of January 2, 1999 as reported on the NASDAQ Stock Market, minus the exercise price, multiplied by the number of shares underlying the option.


                             EMPLOYMENT AGREEMENTS

     The Company entered into employment agreements with Mr. Gilliland and Ms. Cook (each an "Executive") on July 12, 1996 (the Employment Agreements"). The Employment Agreements provide that each Executive will be entitled to: (i) receive a base salary of $150,000, subject to increase as determined by the Compensation Committee; (ii) participate in a cash bonus and stock option program, with terms and related performance criteria to be determined by the Compensation Committee; (iii) participate in any other employee benefit programs for which the Company's senior executives are eligible; and (iv) receive four weeks of paid vacation per year. The Employment Agreement with Mr. Gilliland has a two year term and the Employment Agreement with Ms. Cook has a one year term, both subject to automatic one year renewal periods, unless terminated:
(i) by reason of the Executive's death or disability; (ii) with or without cause, as defined in the Employment Agreements and as determined by the Company's Board of Directors; or (iii) by the Executive's written resignation. Upon termination of his Employment Agreement, for any reason during the initial term, and by the Company without cause or by the Executive for a material breach by the Company during any subsequent renewal period, Mr. Gilliland will be entitled to receive his then effective annual base salary rate and health insurance benefits for three years and Ms. Cook will be entitled to receive her then effective annual base salary rate and health insurance benefits for one year. Each Employment Agreement also contains a non-compete provision which prohibits the Executive from rendering services to any supermarket, food store or retailer of health and beauty aids located within ten miles of a Company store or soliciting any of the Company's employees to leave the Company during the term of the agreement or after the agreement is terminated, for three years in the case of Mr. Gilliland and for two years in the case of Ms. Cook. The Board authorized an amendment to Mr. Gilliland's agreement to increase his salary to $250,000 effective May 2, 1997. Mr. Gilliland's salary remained unchanged in 1998.

     The Company entered into an employment agreement with Mr. Lee on October 1, 1996. Mr. Lee's employment agreement provides for (i) base salary of $225,000, subject to increase as determined by the Company's Board of Directors; (ii) a car to be provided by the Company, including reimbursement for related automobile expenses; (iii) an annual bonus of up to 50% of his base salary, based on the Company achieving certain earnings targets; (iv) the Company to pay all expenses related to medical and dental insurance coverage; and (v) four weeks paid vacation per year. Mr. Lee's employment agreement has a one year term and is subject to extension by the Company for an additional year. Mr. Lee's employment is subject to termination upon (i) his death or permanent disability; (ii) his voluntary resignation; (iii) his discharge for cause; or (iv) 30 days after written notice by the Company. If the Company elects to terminate Mr. Lee's employment without cause during the term of the agreement, it will be obligated to pay him one year's salary. The Board has agreed to amend Mr. Lee's agreement to further provide that in the event of a change in control of the Company, to be defined in the agreement, if Mr. Lee's employment terminates the Company will be obligated to pay to Mr. Lee two years' salary. Mr. Lee's employment agreement also includes non-competition and confidentiality obligations. Mr. Lee's agreement was amended effective May 2, 1997, to increase his salary to $235,000, and to extend the term thereof to October 1, 1998. The Company subsequently agreed to extend the term of Mr. Lee's agreement through February 9, 2000.

     The Company has an agreement with Mary Beth Lewis, the Company's Chief Financial Officer, that provides, effective May 2, 1997, for (i) a base salary of $135,000 and (ii) an annual bonus of up to 20% of her salary, based in part on the Company achieving certain financial targets and in part on Ms. Lewis meeting certain performance goals set by the Board. Ms. Lewis' agreement has a one-year term and provides that if the Company terminates her without cause, it will be obligated to pay her one year's salary. The Company subsequently agreed to extend the term of Ms. Lewis' agreement through February 9, 2000 and to allow for a greater bonus amount. In October 1997, Ms. Lewis' base salary was increased by the Board to $150,000 and the bonus that may be awarded was increased to 35% of salary. Ms. Lewis' base salary for 1998 remained unchanged. Ms. Lewis' agreement with the Company has similar non-competition, confidentiality and termination terms to those described above for Mr. Lee.

                     REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

     The Compensation Committee (the "Committee") is currently comprised of three non-employee directors: Messrs. Chamberlain, Devine, and McElwee. The Committee is responsible for setting and administering the policies which govern executive salaries, bonuses (if any) and stock ownership programs. The Committee annually evaluates the performance and determines the compensation of the Chief Executive Officer (the "CEO") and the other executive officers of the Company, based upon a mix of the achievement of corporate goals, individual performance and comparisons with other independent grocer and other retail companies.

     The policies of the Company with respect to compensation of executive officers, including the CEO, are to provide compensation sufficient to attract, motivate and retain executives of outstanding ability and potential and to establish an appropriate relationship between executive compensation and the creation of stockholder value. To meet these goals, the Committee adopted a mix among the compensation elements of salary, bonus and stock options, with a bias toward stock options, to emphasize the link between executive incentives and the creation of stockholder value as measured by the equity markets. In general for 1998, the salaries, bonuses and stock option awards of executive officers were linked to the Company's achievement of corporate performance criteria with respect to public company matters and Company growth, as well as individual performance goals. Cash bonuses of $365,697 were awarded by the Board to executive officers for performance in 1998, and merit grants of stock options exercisable for 130,500 shares of Common Stock were made to executive officers for 1998 performance.

BASE SALARY

     Base salaries for all executive officers of the Company were established at or below the mid-point of the range for companies included in the compensation surveys considered by the Committee. Surveys considered include industry surveys prepared by retail trade organizations in the grocery industry, regional compensation surveys for Colorado, where the Company's headquarters are located, and surveys of compensation levels disclosed in comparable companies' proxy disclosures on management compensation. In establishing such salaries, the Committee also considers each officer's level of industry experience, individual achievement and overall contribution to the achievement of corporate objectives.

BONUSES

     In fiscal 1998, $365,697 in cash bonuses were awarded to executive officers of the Company. The Company implemented the bonus plan in 1998 under which staff members in the Company's corporate headquarters (which includes certain of the executive officers who do not have bonus arrangements as set forth in employment agreements) receive a bonus if the Company's overall projected performance for any fiscal year is met. Under the terms of this plan, a bonus amount equal to a certain percentage of the corporate headquarters' aggregate payroll will be set aside for distribution to staff members in proportions based upon evaluations by their supervisors.

EQUITY INCENTIVE PLAN

     The Plan has been established to provide all employees of the Company with an opportunity to share, along with stockholders of the Company, in the long-term performance of the Company. Periodic grants of stock options are generally made to managerial-level and other eligible employees. Subsequent to the adoption of the Company's 1996 Equity Incentive Plan, these grants have been reviewed by the Compensation Committee on a quarterly basis. As the base salaries for executive officers of the Company historically have been below the mid-point of the range for comparable companies, the Company has used stock options as the primary incentive to attract and retain its executive officers who are not significant stockholders of the Company. The Committee views the award of stock options as a valuable tool for long-term retention of executives and alignment of executives with shareholder interests. In awarding stock options, the Board considers individual performance and overall contribution to the Company and also considers the number of unvested stock options held by the officer and the total number of stock options available to be awarded under the Plan. The Committee also considers the stock option practices of a self-selected group of other independent grocer and other retail companies. The Committee awarded incentive stock options exercisable for 130,500 shares of Common Stock to executive officers for 1998 performance. This number includes awards of options exercisable for 60,000 and 50,000 shares of Common Stock to the Company's President and Chief Financial Officer, respectively, as incentives to retain such executives.

CEO COMPENSATION

     Mr. Gilliland's base salary and grant of a cash bonus were determined in accordance with the criteria described above and set forth in the Employment Agreement between Mr. Gilliland and the Company. Mr. Gilliland's annual salary for 1998 remained at $250,000, the level set in 1997. In reviewing such salary level, the Committee considered appropriate formal salary surveys for the chief executive officers of independent grocers and other retail companies, informal surveys of management compensation contained in proxy disclosures of comparably-sized retail companies, the Company's historical position and the recommendation of senior management. Mr. Gilliland's salary is at the mid-point of the range for such companies, reflecting the Company's size and stage of development in relation to such companies and the Committee's desire to conserve the Company's financial resources. Mr. Gilliland was also awarded a bonus of $125,000 as a merit grant for meeting performance objectives related to new store openings, gross sales performance and comparable store sales results. Mr. Gilliland has elected to defer payment of his bonus at this time. No stock option grants were made to Mr. Gilliland. For 1998 the Compensation Committee determined that Mr. Gilliland met all performance objectives set by the Board.

SECTION 162(M) OF THE INTERNAL REVENUE CODE

     Section 162(m) of the Internal Revenue Code (the "Code") limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. Options granted pursuant to the Company's Equity Incentive Plan are intended to satisfy the requirements for the "performance-based compensation" exemption. As a result, the Board believes that at the present time it is quite unlikely that the compensation paid to any Named Executive Officer in a taxable year which is subject to the deduction limit will exceed $1 million. The Board has not yet established a policy for determining whether forms of incentive compensation, other than stock options, awarded to its Named Executive Officers will be designed to qualify as "performance-based compensation." The Board will continue to evaluate the effects of the statute and to comply with Code section 162(m) in the future to the extent consistent with the best interests of the Company.

                            COMPENSATION COMMITTEE

                             David M. Chamberlain
                                Brian K. Devine
                               James B. McElwee

         COMPENSATION COMMITTEE INTERLOCKS AND  INSIDER PARTICIPATION

     Messrs. Chamberlain, Devine and McElwee currently serve as members of the Compensation Committee. Compensation of Messrs. Chamberlain, Devine and McElwee is determined by the entire Board of Directors with a view to attracting and retaining talented individuals to serve as directors.

                               PERFORMANCE CHART

          The following graph sets forth the stock price performance of the Company's common stock for the period beginning October 22, 1996, the date of the Company's initial public offering, and ending January 2, 1999, as contrasted with the NASDAQ Stock Market-US Index and the S&P Retail (Food Chains) Index. The graph assumes $100 was invested at the beginning of the period and any dividends paid during the period were reinvested.


                COMPARISON OF 26 MONTH CUMULATIVE TOTAL RETURN*
                        AMONG WILD OATS MARKETS, INC.,
                     THE NASDAQ STOCK MARKET (U.S.) INDEX
                   AND THE S & P RETAIL (FOOD CHAINS) INDEX


                                    Cumulative Total Return
                                -----------------------------------
                                10/23/96    12/96    12/97    12/98

WILD OATS MARKETS, INC.           100        74       144      189
NASDAQ STOCK MARKET (U.S.)        100       105       129      181
S & P RETAIL (FOOD CHAINS)        100        95       125      192



                             CERTAIN TRANSACTIONS

     In July 1996, the Company entered into a Stockholders' Agreement by and among the Company and certain investors (the "Stockholders' Agreement"), as amended and restated effective October 22, 1996, and a Registration Rights Agreement by and among the Company and certain investors (the "Registration Rights Agreement"). The Stockholders' Agreement provides, among other things, that the holders of 5,452,630 shares of Common Stock (adjusted for a 3-for-2 split in January 1998) have agreed that, under certain circumstances, they will vote their shares in favor of electing the nominee of Chase to the Board of Directors.

     Mr. Gilliland and Ms. Cook each own part interest in Pretty Good Groceries LLC, a Colorado limited liability company ("PGG"), which operates three grocery stores in Boulder, Colorado. PGG purchases certain items through the Company's volume discount programs with its distributors, for which PGG pays the Company the cost of such items on a monthly basis. The Company does not receive any profit from the purchase of such items by PGG. In May 1998 the Company sold its inventory and leasehold interests in the Wild Oats Vegetarian Market, a small vegetarian market in Boulder, Colorado, to PGGII, an affiliate of PGG, for the wholesale inventory cost of approximately $135,000.

     Ms. Cook and Mr. Gilliland are trustees of Wild Oats Community Foundation, a non-profit organization (the "Foundation"). In 1998 the Foundation opened the Wild Oats Wellness Centers in Boulder, Colorado and Albuquerque, New Mexico in space subleased from the Company. The Foundation pays to the Company the same rent as paid by the Company for the space. The Company pays the Foundation, on a monthly basis, an amount per Company employee eligible to receive the Company's Wellness Benefit, in exchange for which the Foundation provides certain free wellness services to the Company's employees pursuant to the Company's Wellness Benefit program.

     Mr. Gilliland and Ms. Cook have employment agreements with the Company. See "Executive Compensation--Employment Agreements."

                                 OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                              By Order of the Board of Directors


                              /s/ Elizabeth C. Cook
                              ------------------------------
                              Elizabeth C. Cook
                              Secretary
March 11, 1999

There are two ways to vote your Proxy
                                                 -----------------------
Your telephone vote authorizes the Named           COMPANY #
Proxies to vote your shares in the same manner     CONTROL #
as if you marked, signed and returned your       -----------------------
proxy card.

VOTE BY PHONE -- TOLL FREE -- 1-800-240-6326 -- QUICK *** EASY *** IMMEDIATE

* Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week.
* You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which is located above.
* Follow the simple instructions the Voice provides you.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Wild Oats Markets, Inc., c/o Shareowner Services,SM P.O. Box 64873, St. Paul, MN 55164-9397.

            IF YOU VOTE BY PHONE, PLEASE DO NOT MAIL YOUR PROXY CARD


                            * Please detach here *

          The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.  Election of directors:
                   01 Elizabeth C. Cook     [_] Vote FOR    [_] Vote WITHHELD
                   02 David L. Ferguson        all nominees    from all nominees
                   03 James B. McElwee


(Instructions: To withhold authority to vote for any
indicated nominee, write the number(s) of the nominee(s)
in the box provided to the right.)                      ------------------------

                                                        ------------------------

2.  Proposal to Ratify the Selection of
    Independent Auditors:                      [_] For  [_] Against  [_] Abstain
    Approval of the appointment of
    PriceWaterhouseCoopers LLP as independent accountants to audit the financial statements of the Company for the fiscal year ending January 1, 2000.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
Address Change? Mark Box [_]              Date _______________
Indicate changes below:

                                        ----------------------------------------

                                        ----------------------------------------
                                        Signature(s) in Box
                                        Please sign exactly as your name(s)
                                        appear on Proxy. If held in joint
                                        tenancy, all persons must sign.
                                        Trustees, administrators, etc., should
                                        include title and authority. Corpora-
                                        tions should provide full name of
                                        corpora-tion and title of au-thorized
                                        officer sign-ing the Proxy.

                            WILD OATS MARKETS, INC.

                         ANNUAL MEETING OF STOCKHOLDERS

                             Wednesday, May 5, 1999
                                   1:00 p.m.

                       Boulder Public Library Auditorium
                               1000 Canyon Blvd.
                            Boulder, Colorado 80302


Wild Oats Markets, Inc.
3375 Mitchell Lane, Boulder CO 80301                                       proxy
--------------------------------------------------------------------------------

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 5, 1999.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on this proxy.

If no choice is specified, the proxy will be voted "FOR" Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Michael C. Gilliland and John A. Shields, or either one of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

                      See reverse for voting instructions.